Exhibit 99.2

TERMINATION AGREEMENT

This TERMINATION AGREEMENT (this “Termination Agreement”) is made and entered into as of December 19, 2023 (the “Effective Date”), by and among Hopeful Tourism Limited, a company incorporated under the laws of Hong Kong (the “Purchaser”), 凯撒世嘉控股集团股份有限公司(Caissa Sega Tourism Culture Development Group Co., Ltd), a company incorporated under the laws of the People’s Republic of China (“Caissa Sega”), Fabulous Jade Global Limited, a company incorporated under the laws of the British Virgin Islands (the “SPV”), JD.com E-commerce (Investment) Hong Kong Corporation Limited, a company incorporated under the laws of Hong Kong (“JD Hong Kong”), and JD.com Investment Limited, a company incorporated under the laws of the British Virgin Islands (“JD BVI”, collectively with JD Hong Kong, the “Sellers”, each a “Seller”). Each of the Purchaser, Caissa Sega, the SPV and the Sellers may be referred to herein individually as a “Party” and collectively as the “Parties.” Capitalized terms used herein but not defined shall have the meaning ascribed in the Share Purchase Agreement (defined below).

RECITALS:

A. The Sellers and Caissa Sega signed certain Share Purchase Agreement dated as of June 19, 2020 (“Share Purchase Agreement”), and Caissa Sega issued a notice to the Sellers on November 13, 2020 to assign all its rights and obligations under the Share Purchase Agreement to the Purchaser.

B. The Sellers and the Purchaser entered into an Amendment to Share Purchase Agreement dated as of November 18, 2020 (the “First Amendment”) and a Second Amendment to Share Purchase Agreement dated as of [May 24, 2021] (the “Second Amendment”), and each amendment constitutes an integral part of the Share Purchase Agreement.

C. Each Seller has delivered its respective Subject Shares to the Purchaser. The Purchaser has not paid the Purchase Price to the Sellers in accordance with the Share Purchase Agreement.

D. The Parties desire to terminate the Share Purchase Agreement and return the shares to the Sellers on the terms and conditions set forth herein.

THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Termination.

a. Termination of SPA. Notwithstanding anything to the contrary in the Share Purchase Agreement, each of the Parties hereby agrees and acknowledges that, effective after JD BVI has been duly registered as the holder of all the Returned Shares (as defined below), the Share Purchase Agreement and any amendments thereto are hereby terminated and shall be of no further force or effect; provided, however, that provisions of Article I, Section 6.5 and Article VIII (other than Section 8.10(b)) of the Share Purchase Agreement shall survive and continue to apply following the Effective Date.

b. Return of Shares.

The Parties agree that, concurrently with termination of the Share Purchase Agreement, the 12,436,780 Class A ordinary shares of the Company held by the Purchaser (the “Returned Shares I”) and the 65,625,000 Class A ordinary shares of the Company held by the SPV (the “Returned Shares II”, collectively with the Returned Shares I, the “Returned Shares”) shall be returned to the Sellers free and clear of any and all Liens, and JD BVI is hereby designated by the Sellers as the party to receive all of the Returned Shares.

On the Effective Date, (i) the Purchaser shall deliver to JD BVI a duly executed instrument of transfer in favor of JD BVI transferring the Returned Shares I to JD BVI; and (ii) the SPV shall, and the Purchaser shall procure the SPV shall, deliver to JD BVI a duly executed instrument of transfer in favor of JD BVI transferring the Returned Shares II to JD BVI, in each case, in the form provided by the transfer agent of the Company. On the Effective Date or as soon as practicable thereafter, the Parties shall procure the Company to deliver to JD BVI the share certificate(s) in respect of all the Returned Shares and a certified true copy of the register of members of the Company reflecting JD BVI be the holder of all the Returned Shares.

c. Release. In consideration of the covenants, agreements and undertakings under this Termination Agreement, after JD BVI has been duly registered as the holder of all the Returned Shares, the Parties hereby release each other from liabilities that arise from or relate to the Share Purchase Agreement; provided, however, that the Sellers shall have no obligation whatsoever to return all or any portion of the Deposit to the Purchaser.

d. No limitation of Rights. Nothing in this Termination Agreement shall limit any rights the Sellers may have in law or equity.

2. Miscellaneous.

a. Governing Law. This Termination Agreement shall be governed by and construed and enforced in accordance with the Laws of the State of New York (without regard to its conflicts of laws rules that would mandate the application of the Laws of another jurisdiction).

b. Tax and Expenses. The Purchaser and Caissa Sega shall be responsible for any Tax that may arise in connection with this Termination Agreement, and shall bear its own costs and expenses incurred hereunder.

c. Counterparts. This Termination Agreement may be executed in several counterparts (including by facsimile or other electronic transmission), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Remainder of Page Blank; Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed and delivered this Termination Agreement as of the date first set forth above.

SELLERS:

JD.COM E-COMMERCE (INVESTMENT) HONG KONG CORPORATION LIMITED

By:	/s/ Aini LI
Name:
Title:

JD.COM INVESTMENT LIMITED

By:	/s/ Nani WANG
Name:
Title:

[Signature Page to Termination Agreement]

IN WITNESS WHEREOF, the parties have executed and delivered this Termination Agreement as of the date first set forth above.

PURCHASER:

HOPEFUL TOURISM LIMITED

By:	/s/ Jianbing Zhang
Name:
Title:

Caissa Sega:

凯撒世嘉控股集团股份有限公司(Caissa Sega Tourism Culture Development Group Co., Ltd (Seal)

[Seal: Caissa Sega Tourism Culture Development Group Co., Ltd]

By:
Name:
Title:

SPV:

FABULOUS JADE GLOBAL LIMITED

By:	/s/ Jianbing Zhang
Name:
Title:

[Signature Page to Termination Agreement]